                                   DYNEGY INC.

                           DEFERRED COMPENSATION PLAN


















                             As Amended and Restated
                            Effective January 1, 2002


                               TABLE OF CONTENTS
ARTICLE                                                             PAGE
-------                                                             ----

      I.    DEFINITIONS AND CONSTRUCTION.............................I-1

      II.   PARTICIPATION...........................................II-1

      III.  ACCOUNT CREDITS AND ALLOCATIONS OF INCOME OR LOSS......III-1

      IV.   DEEMED INVESTMENT OF FUNDS..............................IV-1

      V.    DETERMINATION OF VESTED INTEREST AND FORFEITURES.........V-1

      VI.   IN-SERVICE DISTRIBUTIONS................................VI-1

      VII.  TERMINATION BENEFITS...................................VII-1

      VIII. ADMINISTRATION OF THE PLAN............................VIII-1

      IX.   ADMINISTRATION OF FUNDS.................................IX-1

      X.    NATURE OF THE PLAN.......................................X-1

      XI.   MISCELLANEOUS...........................................XI-1





                                     (i)

                                   DYNEGY INC.

                           DEFERRED COMPENSATION PLAN



                              W I T N E S S E T H :


      WHEREAS, Dynegy Inc. has heretofore adopted The Amended and Restated Natural Gas Clearinghouse Deferred Compensation Plan to aid certain of its employees in making more adequate provision for their retirement; and

      WHEREAS, Dynegy Inc. desires to restate said plan and to amend said plan in several respects, including, among other things, changing the name of said plan to the Dynegy Inc. Deferred Compensation Plan, hereinafter referred to as the "Plan;"

      NOW THEREFORE, the Plan is hereby restated in its entirety as follows with no interruption in time, effective as of January 1, 2002, except as otherwise indicated herein:
























                                     (ii)

                                       I.

                          DEFINITIONS AND CONSTRUCTION

      1.1 DEFINITIONS. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(1) ACCOUNT(S): A Member's Employer Account and/or Deferral Account (including the Member's subaccounts within each Account) and the amounts credited thereto.

(2) AFFILIATE: Any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

(3) ANNUAL BONUS: The annual incentive bonus, if any, paid in cash by the Employer to or for the benefit of a Member for services rendered or labor performed, including the portion thereof that a Member could have received in cash in lieu of (i) Compensation deferrals pursuant to Section 3.1 and
      (ii) elective contributions made on his behalf by the Employer pursuant to a qualified cash or deferred arrangement (as defined in section 401(k) of the Code) or pursuant to a plan maintained under section 125 of the Code.

(4) BASE SALARY: The base rate of pay paid in cash by the Employer to or for the benefit of a Member for services rendered or labor performed while a Member, including base pay a Member could have received in cash in lieu of
      (i) Compensation deferrals pursuant to Section 3.1 and (ii) elective contributions made on his behalf by the Employer pursuant to a qualified cash or deferred arrangement (as defined in section 401(k) of the Code) or pursuant to a plan maintained under section 125 of the Code.

(5)   CHANGE IN CONTROL: The occurrence of any of the following events:

            (a) any "person" or "group" (as defined in or contemplated by Section 13(d)(3) or 14(d)(2) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting stock of the Company;

            (b) the Company is merged with or into or consolidated with another person and, immediately after giving effect to the merger or consolidation, (A) less than 50% of the total voting power of the outstanding voting stock of the surviving or resulting person is then "beneficially owned" (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by (x) the stockholders of the Company immediately prior to such merger or consolidation, or (y) if a record date has been set to determine the stockholders of the Company entitled to vote with respect to such merger or consolidation, the stockholders of the Company as of such record date and (B) any "person" or "group" (as defined in or contemplated by Section 13(d)(3) or 14(d)(2) of the Exchange Act) is or has become the direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange
      Act) of more than 50% of the voting power of the voting stock of the surviving or resulting person;

            (c) the Company, either individually or in conjunction with one or more of its subsidiaries, sells, assigns, conveys, transfers, leases or otherwise disposes of, or the subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties and assets of the Company and the subsidiaries, taken as a whole (either in one transaction or a series of related transactions), to any person (other than the Company or a wholly owned subsidiary);

            (d)  the liquidation or dissolution of the Company; or

            (e) as a result of, or in connection with, a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board of Directors of the Company.

(6)   CODE: The Internal Revenue Code of 1986, as amended.

(7)   COMMITTEE: The Dynegy Inc. Benefit Plans Committee.

(8)   COMPANY: Dynegy Inc.

(9)   COMPENSATION: Base Salary and/or Annual Bonus.

(10) COMPENSATION COMMITTEE: The Compensation Committee of the Board of Directors of the Company.

(11) DEFERRAL ACCOUNT: An individual account for each Member to which is credited his Compensation deferrals pursuant to Section 3.1 and which is credited (or debited) for such account's allocation of net income (or net loss) as provided in Section 3.3.

(12) DEFERRAL PLAN YEAR SUBACCOUNT(S): A separate subaccount within a Member's Deferral Account to which is credited his Compensation deferrals pursuant to Section 3.1 for the relative Plan Year, including the net income or net loss attributable to such Compensation deferrals for such Plan Year.

(13) EFFECTIVE DATE: January 1, 2002, as to this restatement of the Plan, except as otherwise provided herein.

(14) ELIGIBLE EMPLOYEE: Each individual who has been selected by the Committee for participation in the Plan.

(15) ELIGIBILITY PERIOD: The 30-day period following an Eligible Employee's notification by the Committee of eligibility to participate in the Plan.

(16) EMPLOYER: The Company and any other adopting entity that adopts the Plan pursuant to the provisions of Section 2.3. As of the Effective Date, each of the following is an Employer: the Company; Calcasieu Power, LLC; Dynegy Global Liquids (Cayman) Ltd.; Dynegy Global Communications, Inc.; Illinova Energy Partners, Inc.; Illinova Generating Company; Dynegy Midstream Services, Limited Partnership; Dynegy Marketing and Trade; Dynegy Northeast Generation, Inc.; Dynegy Power Marketing, Inc.; Dynegy Power Corp.; Illinois Power Company; and Dynegy Midwest Generation, Inc.

(17) EMPLOYER ACCOUNT: An individual account for each Member to which is credited the Employer Deferrals made on his behalf pursuant to Section 3.2 and which is credited (or debited) for such account's allocation of net income (or net loss) as provided in Section 3.3.

(18) EMPLOYER DEFERRALS: Deferrals made by the Employer on a Member's behalf pursuant to Section 3.2.

(19) EMPLOYER PLAN YEAR SUBACCOUNT(S): A separate subaccount within a Member's Employer Account to which is credited the Employer Deferrals made on his behalf pursuant to Section 3.2 for the relative Plan Year, including the net income or net loss attributable to such Employer Deferrals for such Plan Year.

(20)  EXCHANGE ACT: The Securities Exchange Act of 1934, as amended.

(21) FUNDS: The investment funds designated from time to time for the deemed investment of Accounts pursuant to Article IV.

(22)  MEMBER: Each Eligible Employee who has become a Member pursuant to
      Article II.

(23) PLAN: The Dynegy Inc. Deferred Compensation Plan, as amended from time to time.

(24) PLAN YEAR: The twelve-consecutive month period commencing January 1 of each year.

(25) SAVINGS PLAN: The Dynegy Inc. 401(k) Savings Plan, as amended from time to time.

(26) SCHEDULED DISTRIBUTION: A distribution of a Member's Compensation deferral under the Plan for a Plan Year (as adjusted for net income (or net loss) allocated thereto), that is paid to such Member at the time and in the form elected by such Member under Section 3.1(d)(ii).

(27) TERMINATION OF SERVICE: The termination of a Member's employment with the Employer and all Affiliates for any reason whatsoever.

(28)  TRUST: The trust established under the Trust Agreement.

(29) TRUST AGREEMENT: The agreement entered into between the Company and the Trustee pursuant to Article X.

(30) TRUST FUND: The funds and properties held pursuant to the provisions of the Trust Agreement, together with all income, profits and increments thereto.

(31) TRUSTEE: The trustee or trustees qualified and acting under the Trust Agreement at any time.

(32) UNFORESEEABLE FINANCIAL EMERGENCY: An unexpected need of a Member for cash that (i) arises from a sudden and unexpected illness or accident of the Member or of a dependent of a Member, loss of the Member's property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of such Member and (ii) would result in severe financial hardship to such Member if his Compensation deferral election was not canceled pursuant to Section 3.1(c) and/or if a benefit payment pursuant to Section 6.2 or 7.6(b)(ii) was not permitted. Cash needs arising from foreseeable events, such as the purchase of a house or education expenses for children, shall not be considered to be the result of an Unforeseeable Financial Emergency. Further, cash needs that may be relieved (a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the Member's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (c) by cessation of deferrals under the Plan shall not be considered to be Unforeseeable Financial Emergencies.

(33) VESTED INTEREST: The portion of a Member's Accounts which, pursuant to the Plan, is nonforfeitable.

(34) VESTING SERVICE: With regard to a Member who is a participant in the Savings Plan (as determined in accordance with the provisions of the Savings Plan), the term "Vesting Service" shall mean such Member's Vesting Service as defined and determined under the Savings Plan. With regard to a Member who is not a participant in the Savings Plan, the term "Vesting Service" shall mean such Member's Vesting Service calculated as if he were a participant in the Savings Plan; provided, however, that in making such calculation, such Member shall be treated as receiving service credit for employment with a Controlled Entity (as such term is defined in the Savings Plan).

      1.2 NUMBER AND GENDER. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

      1.3 HEADINGS. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

                                       II.

                                 PARTICIPATION

      2.1   PARTICIPATION.

            (a) The Committee, in its sole discretion, shall select and notify those management or highly compensated employees of the Employer who shall become Eligible Employees. An Eligible Employee may become a Member, effective as of the first day of the next Plan Year following such Eligible Employee's notification of eligibility, by executing and filing with the Committee the Compensation deferral election prescribed by the Committee prior to the start of such Plan Year.

            (b) Notwithstanding Paragraph (a), after the start of a Plan Year, the Committee may, in its discretion, select and notify those Eligible Employees who may become Members with respect to such Plan Year by executing and filing with the Committee, prior to the close of such Eligible Employee's Eligibility Period and in accordance with the procedures established by the Committee, the Compensation deferral election prescribed by the Committee. An Eligible Employee who has filed such election in accordance with this Paragraph shall become a Member as of the first day of the payroll period that is administratively practicable following such election.

            (c) Subject to the provisions of Section 2.2, a Member shall remain eligible to defer Compensation hereunder and receive an allocation of Employer Deferrals for each Plan Year following his commencement of participation in the Plan.

      2.2 CESSATION OF ACTIVE PARTICIPATION. Notwithstanding any provision herein to the contrary, an individual who has become a Member of the Plan shall cease to be entitled to defer Compensation hereunder or receive an allocation of Employer Deferrals effective as of any date designated by the Committee. Any such Committee action shall be communicated to the affected individual prior to the effective date of such action. Such an individual may again become entitled to defer Compensation hereunder and receive an allocation of Employer Deferrals beginning as of any date selected by the Committee in its sole discretion.

      2.3 ADOPTING ENTITIES. It is contemplated that other entities may adopt this Plan and thereby become an Employer. Any such entity, whether or not presently existing, may become a party hereto by appropriate action of its officers without the need for approval of its board of directors or of the Committee or the Compensation Committee; provided, however, that such entity must be an Affiliate. The provisions of the Plan shall apply separately and equally to each Employer and its employees in the same manner as is expressly provided for the Company and its employees, except that (a) the power to appoint or otherwise affect the Committee and the Trustee and the power to amend or terminate the Plan or amend the Trust Agreement shall be exercised by the Compensation Committee alone and (b) the determination of whether a Change in Control has occurred shall be made based solely on the Company. Transfer of employment among Employers and Affiliates shall not be considered a Termination of Service hereunder.

Any Employer may, by appropriate action of its officers without the need for approval of its board of directors (or noncorporate counterpart) or the Committee or the Compensation Committee, terminate its participation in the Plan. Moreover, the Compensation Committee may, in its discretion, terminate an Employer's Plan participation at any time.

                                      III.

              ACCOUNT CREDITS AND ALLOCATIONS OF INCOME OR LOSS

      3.1   MEMBER DEFERRALS.

            (a) In accordance with the procedures established from time to time by the Committee, a Member (or an Eligible Employee, if such Eligible Employee has not yet become a Member pursuant to Section 2.1) may annually elect to defer an integral percentage of from 1% to 85% of his Base Salary for a Plan Year and from 1% to 85% of his Annual Bonus for a Plan Year. Compensation not so deferred by such election shall be received by such Member in cash. A Member's election to defer an amount of his Compensation pursuant to this Section shall be made by executing a Compensation deferral election in accordance with Paragraph (b) below pursuant to which the Member authorizes the Employer to reduce his Compensation for a Plan Year in the elected amount and the Employer, in consideration thereof, agrees to credit an equal amount to a separate Deferral Plan Year Subaccount (established for such Plan Year) within the Member's Deferral Account maintained under the Plan. Compensation deferrals (including net income or net loss allocated with respect thereto) made by a Member for a Plan Year shall be credited to his Deferral Plan Year Subaccount established with respect to such Plan Year as of a date determined in accordance with the procedures established from time to time by the Committee; provided, however, that such deferrals shall be credited to the Deferral Plan Year Subaccount no later than 30 days after the date upon which the Compensation deferred would have been received by such Member in cash if he had not elected to defer such amount pursuant to this Section 3.1.

            (b) A Member's (or an Eligible Employee's, if such Eligible Employee has not yet become a Member pursuant to Section 2.1) annual election to defer an integral percentage of his Compensation earned with respect to a Plan Year under Paragraph (a) of this Section must be made prior to the start of such Plan Year and in accordance with the procedures established by the Committee, and shall become effective as of the first day of such Plan Year. Notwithstanding the foregoing, a deferral election made by an Eligible Employee who becomes a Member pursuant to Section 2.1(b) shall become effective as of the first day of the payroll period that is administratively practicable following such election and shall be effective only with respect to Compensation earned on or subsequent to the first day of such payroll period. Subject to Paragraph (c) and Section 6.4, a deferral election under this Section with respect to a Plan Year shall be irrevocable. A Member's deferral election with respect to an Annual Bonus for a Plan Year shall apply to such Annual Bonus even if it is paid after the close of such Plan Year.

            (c) In the event that the Committee, upon written petition of a Member, determines in its sole discretion that such Member has suffered an Unforeseeable Financial Emergency or that such Member will, absent termination of such Member's Compensation deferral election then in effect with respect to a Plan Year, suffer an Unforeseeable Financial Emergency, then such Member's Compensation deferral then in effect with respect to a Plan Year, if any, shall be terminated as soon as administratively practicable after such determination. A Member whose Compensation deferral election has been so terminated may again elect to


                                     III-1
defer a portion of his Compensation, effective as of the first day of any Plan Year that is at least twelve months after the effective date of such termination, by executing and delivering to the Employer, in accordance with the procedures established by the Committee, a new Compensation deferral election prior to the start of such Plan Year.

            (d) In accordance with the procedures established by the Committee, for each Plan Year that begins on or after the Effective Date, a Member may elect for such Plan Year that:

                 (i) 100% of the Member's Compensation deferred under the Plan for such Plan Year (and the net income (or net loss) allocated with respect thereto) shall be deferred until paid pursuant to Article VII following such Member's Termination of Service; or

                 (ii) 100% of the Member's Compensation deferred under the Plan for such Plan Year (and the net income (or net loss) allocated with respect thereto) shall be paid as a Scheduled Distribution on the last day of a Plan Year specified by such Member in such election (which specified Plan Year must end no earlier than two years after the last day of the Plan Year to which the Compensation deferral relates) in one of the three forms of payment described in Section 7.3 (as elected by such Member pursuant to Paragraph (e) below).

Any election made pursuant to clause (ii) of this Paragraph shall be irrevocable. With respect to any Plan Year for which an election to receive a Scheduled Distribution is not made, a Member shall be deemed to have made an election under clause (i) of this Paragraph for such Plan Year. The provisions of Section 6.1 shall apply with respect to each election by a Member to receive a Scheduled Distribution.

            (e) With respect to each Plan Year for which a Member elects to defer Compensation under this Plan and/or the Employer credits such Member's Employer Account with an Employer Deferral in accordance with Section 3.2, such Member shall make a time of payment election pursuant to Section 7.2 and a form of benefit payment election pursuant to Section 7.3; provided, however, that if a Member has elected to have his Compensation deferrals for a Plan Year paid as a Scheduled Distribution, a separate time of payment election and form of benefit payment election shall be made with respect to any Employer Deferrals made on behalf of such Member for such Plan Year. Elections under this Paragraph shall be made in accordance with the procedures set forth in Section 7.4. Notwithstanding the foregoing, Section 6.1 shall govern a Member's time of payment and form of benefit payment elections with respect to a Scheduled Distribution.

      3.2 EMPLOYER DEFERRALS. As of any date selected by the Employer, the Employer may credit a Member's Employer Plan Year Subaccount relating to a Plan Year with such amount, if any, as the Employer shall determine in its sole discretion. Such credits may be made on behalf of some Members but not others, and such credits may vary in amount among individual Members.


                                     III-2

      3.3 VALUATION OF ACCOUNTS. All amounts credited to a Member's Accounts shall be deemed invested as soon as administratively feasible following the date upon which such credit occurs, and the balance of each Account shall reflect the result of daily pricing of the assets in which such Account is deemed invested from time to time until the time of distribution.





























                                     III-3

                                       IV.

                           DEEMED INVESTMENT OF FUNDS

      Each Member shall designate, in accordance with the procedures established from time to time by the Committee, the manner in which the amounts allocated to his Accounts shall be deemed to be invested from among the Funds made available from time to time for such purpose by the Committee. Such Member may designate one of such Funds for the deemed investment of all the amounts allocated to his Accounts or he may split the deemed investment of the amounts allocated to his Accounts between such Funds in such increments as the Committee may prescribe. If a Member fails to make a proper designation, then his Accounts shall be deemed to be invested in the Fund or Funds designated by the Committee from time to time in a uniform and nondiscriminatory manner.

      A Member may change his deemed investment designation for future deferrals to be allocated to his Accounts. Any such change shall be made in accordance with the procedures established by the Committee, and the frequency of such changes may be limited by the Committee.

      A Member may elect to convert his deemed investment designation with respect to the amounts already allocated to his Accounts. Any such conversion shall be made in accordance with the procedures established by the Committee, and the frequency of such conversions may be limited by the Committee.

                                       V.

               DETERMINATION OF VESTED INTEREST AND FORFEITURES

      5.1 DEFERRAL ACCOUNT. A Member shall have a 100% Vested Interest in his Deferral Account at all times.

      5.2   EMPLOYER ACCOUNT.

            (a)  Subject to Paragraphs (b) and (c) below, a Member shall have:
(i) a 25% Vested Interest in his Employer Account upon completion of one year of Vesting Service; (ii) a 50% Vested Interest in his Employer Account upon completion of two years of Vesting Service; (iii) a 75% Vested Interest in his Employer Account upon completion of three years of Vesting Service; and (iv) a 100% Vested Interest in his Employer Account upon completion of four or more years of Vesting Service.

            (b) Notwithstanding Paragraph (a) and subject to Paragraph (c), for purposes of determining a Member's Vested Interest in any amount credited to his Employer Plan Year Subaccount for a Plan Year (and the net income (or net loss) allocated thereto), the Committee may modify or alter in any manner the schedule set forth in Paragraph (a) upon prior notice to such Member.

            (c) A Member who is employed by the Employer immediately prior to a Change in Control shall have a 100% Vested Interest in his Employer Account upon the occurrence of such Change in Control.

      5.3 FORFEITURES. A Member who has a Vested Interest in his Employer Account that is less than 100% as of the date of his Termination of Service shall forfeit to the Employer the nonvested portion of such Account as of the date of such termination.

                                       VI.

                            IN-SERVICE DISTRIBUTIONS

      6.1 DISTRIBUTION OF CERTAIN COMPENSATION DEFERRALS. With respect to each election by a Member to receive a Scheduled Distribution, as soon as administratively practicable after the last day of the Plan Year specified by such Member in such election, such Member shall begin receiving a distribution in the payment form elected by such Member pursuant to Section 3.1(e) and in an amount equal to the value of such Member's Deferral Plan Year Subaccount for the Plan Year for which such election to receive a Scheduled Distribution was made (as adjusted for net income or net loss); provided, however, that if an installment payment form was elected, monthly installment amounts shall be recalculated annually in accordance with the method set forth in Section 7.3(b). If a Member's Deferral Plan Year Subaccount from which a Scheduled Distribution is to be paid is deemed to be invested in more than one Fund, such benefit shall be distributed pro rata from each Fund in which such subaccount is deemed to be invested. If a Member elects a form of payment for his Scheduled Distribution other than a single lump sum payment and such Member dies before payment of his Scheduled Distribution under this Section is complete, then the remaining balance of such benefit shall be paid to the Member's designated beneficiary (determined under Section 7.5) in the payment form elected by the Member.

      6.2 EMERGENCY BENEFIT. In the event that the Committee, upon written petition of a Member, determines in its sole discretion that such Member has suffered an Unforeseeable Financial Emergency, such Member shall be entitled to a benefit in an amount not to exceed the lesser of (a) the amount determined by the Committee as necessary to meet such Member's needs created by the Unforeseeable Financial Emergency or (b) the then value of such Member's Deferral Account. Such benefit shall be paid in a single lump sum payment as soon as administratively practicable after the Committee has made its determinations with respect to the availability and amount of such benefit. Such benefit shall be considered to have been distributed, first, from the Deferral Plan Year Subaccount with respect to which the earliest distribution would be made pursuant to Sections 6.1 or 7.2, then, from the Deferral Plan Year Subaccount with respect to which the next earliest distribution would be made pursuant to Sections 6.1 or 7.2, and continuing in such manner until the amount of such distribution has been satisfied. If a Member's Deferral Plan Year Subaccount from which a withdrawal is to be made is deemed to be invested in more than one Fund, such benefit shall be distributed pro rata from each Fund in which such subaccount is deemed to be invested.

      6.3 ELECTIVE WITHDRAWAL. A Member may elect at any time, by following the election procedure prescribed by the Committee, to withdraw as a benefit all or a portion of his Deferral Account as of the last business day of any calendar month or any other interim date determined by the Committee on a nondiscriminatory basis, subject to a withdrawal penalty of 10% of the amount of any such withdrawal. Upon any such withdrawal, the withdrawal penalty referred to in the preceding sentence shall be forfeited to the Employer. A Member may select the Deferral Plan Year Subaccount (or Subaccounts) from which such withdrawal (including the withdrawal penalty) shall be paid. If a Member's Deferral Plan Year Subaccount from which a withdrawal is to be made is deemed to be invested in more than one Fund, such withdrawal shall be distributed pro rata from each Fund in which such subaccount is deemed to be invested. Notwithstanding the preceding provisions of this Section 6.3, a Member shall not be entitled to a withdrawal under this Section 6.3 if the Committee determines, in its sole discretion, that the primary purpose of such withdrawal is to cause the cessation of Compensation deferrals under the Plan. The Committee shall consider such factors as it deems appropriate in order to make a determination pursuant to the preceding sentence, including, without limitation, the amount of the requested withdrawal, the balance in the Member's Accounts, the Member's Compensation deferral election then in effect, and the timing of such withdrawal request.

      6.4 SUSPENSION OF ACTIVE PARTICIPATION UPON DISTRIBUTION OF EMERGENCY BENEFIT OR ELECTIVE WITHDRAWAL. Upon a distribution of an emergency benefit or elective withdrawal to a Member pursuant to Sections 6.2 or 6.3, respectively, such Member's participation in the Plan shall terminate and no further Compensation deferrals shall be made under the Plan on behalf of such Member until the first day of the Plan Year that begins more than 12 months after the date of the distribution.

      6.5 RESTRICTION ON IN-SERVICE DISTRIBUTIONS. Except for Section 6.1, this Article VI shall not be applicable to a Member following his Termination of Service, and the amounts credited to such Member's Accounts (other than amounts such Member has elected to be paid as a Scheduled Distribution) shall be payable to such Member in accordance with the provisions of Article VII.

                                      VII.

                              TERMINATION BENEFITS

      7.1   AMOUNT OF BENEFIT.

            (a) Except for Sections 7.6, 7.7, and 7.8, and as otherwise provided under any provision of this Plan, this Article VII shall not apply with respect to a Member's Compensation deferred under the Plan for a Plan Year (as adjusted for net income or net loss) elected to be paid as a Scheduled Distribution.

            (b) Subject to Section 7.2, upon a Member's Termination of Service, the Member, or, in the event of the Member's death, the Member's designated beneficiary (as determined under Section 7.5), shall become entitled to receive a benefit equal in value to the Member's Vested Interest in the aggregate balance of his Accounts and subaccounts. The value of a Member's Vested Interest in each of his Acounts and subaccounts shall be determined as of the elected date payments are to commence from such Account or subaccount pursuant to
Section 7.2 (provided, however, that if an installment payment form was elected pursuant to Section 7.3, the amount of monthly installment payments shall be recalculated annually in accordance with the method set forth in Section 7.3(b)).

      7.2 TIME OF PAYMENT. Payment of a Member's benefit under Section 7.1(b) shall commence as soon as administratively practicable after the date of the Member's Termination of Service or death. Notwithstanding the foregoing, with respect to each Plan Year for which a Member elects to defer Compensation under this Plan and/or the Employer credits such Member's Employer Account with an Employer Deferral, such Member may elect, in accordance with Section 7.4, to delay commencement of the portion of his Section 7.1(b) benefit attributable to Compensation deferrals or Employer Deferrals for such Plan Year until the passage of a specified number of years following his Termination of Service.

      7.3 ALTERNATIVE FORMS OF BENEFIT PAYMENTS. With respect to each Plan Year for which a Member elects to defer Compensation under this Plan and/or the Employer credits such Member's Employer Account with an Employer Deferral, such Member shall, in accordance with Section 7.4, elect one of the following forms of payment for the portion of his Section 7.1(b) benefit attributable to Compensation deferrals and Employer Deferrals for such Plan Year:

            (a)  A single lump sum payment;

            (b) Monthly installment payments for a period of 5, 10, 15, or 20 years, as elected by such Member, payable to the Member, or, in the event of such Member's death prior to the end of such period, to his designated beneficiary (determined under Section 7.5). The amount of each monthly installment shall be computed by dividing a Member's annual installment amount during each year of the elected installment period into twelve equal monthly installments. Such Member's annual installment amount shall be


                                     VII-1
      calculated by dividing his Vested Interest in the unpaid balance in his Deferral and Employer Plan Year Subaccounts relating to the Plan Year for which the election is made (determined initially as of the date payment of such Member's benefit is scheduled to commence pursuant to Section 7.2 and, in subsequent years during the elected installment period, on the annual anniversary of such date) by the remaining number of years in the elected installment period; or

            (c) A single lump sum payment of a specified percentage, as elected by such Member, of his benefit under Section 7.1(b). The balance of such Member's benefit under Section 7.1(b) shall be paid in monthly installment payments for a period of 5, 10, 15, or 20 years, as elected by such Member, calculated in accordance with the method set forth in Paragraph
      (b) above; provided, however, that in calculating such Member's monthly installment amounts, his Vested Interest in the unpaid balance in his Deferral and Employer Plan Year Subaccounts for which the election is made shall be adjusted for any lump sum amount already paid or to be paid to such Member.

In the event such Member fails to timely elect in accordance with Section 7.4 the form in which his benefit payment attributable to a particular Plan Year is to be paid, such benefit payment shall be paid in the form of a single lump sum payment. If a Member dies prior to the date the payment of the portion of his
Section 7.1(b) benefit derived from deferrals for a particular Plan Year begins, and if the Member failed to timely elect the form of such payment, then such payment shall be made to the Member's designated beneficiary (as determined under Section 7.5) in the form of a single lump sum payment. If a Member dies prior to the date the payment of the portion of his Section 7.1(b) benefit derived from deferrals for a particular Plan Year begins or is completed, and if the Member did timely elect the form of such payments, then such payments shall be made to the Member's designated beneficiary in the form elected by the Member. In the event of the death of a Member and the subsequent death of his designated beneficiary prior to the commencement or completion of payment of such Member's Section 7.1(b) benefit, then the remaining balance of such Member's benefit under Section 7.1(b) shall be paid to the estate of his designated beneficiary in the form of a single lump sum payment.

      7.4 ELECTION AS TO TIME OF PAYMENT AND FORM OF BENEFIT. A Member's elections as to time of payment and form of benefit payment under Sections 7.2 and 7.3, respectively, with respect to each Plan Year for which such Member elects to defer Compensation under this Plan and/or the Employer credits such Member's Employer Account with an Employer Deferral, shall be made in writing on the form prescribed by the Committee, in accordance with the procedures established by the Committee, and shall be made prior to the first day of such Member's participation in the Plan for the Plan Year to which such elections relate. Notwithstanding the foregoing, subject to the consent of the Committee in its sole discretion, a Member may, on the form prescribed by the Committee, modify his original elections as to time of payment and form of benefit payment with respect to deferrals for any Plan Year; provided, however, that such modification shall not be effective if such Member incurs a Termination of Service on or before the date that is thirteen months after such Member delivers the form implementing such change to the Committee.


                                     VII-2

      7.5   DESIGNATION OF BENEFICIARIES.

            (a) Each Member shall have the right to designate the beneficiary or beneficiaries to receive payment of his benefit in the event of his death. Each such designation shall be made by executing the beneficiary designation form prescribed by the Committee and filing same with the Committee. Any such designation may be changed at any time by execution of a new designation in accordance with this Section.

            (b) If no such designation is on file with the Committee at the time of the death of the Member or such designation is not effective for any reason as determined by the Committee, then the designated beneficiary or beneficiaries to receive such benefit shall be as follows:

                 (i) If a Member leaves a surviving spouse, his benefit shall be paid to such surviving spouse;

                 (ii) If a Member leaves no surviving spouse, his benefit shall be paid to such Member's executor or administrator, or to his heirs at law if there is no administration of such Member's estate.

      7.6   ACCELERATED PAY-OUT OF CERTAIN BENEFITS.

            (a) If a Member's Vested Interest in the aggregate balance of his Accounts is less than $25,000, then the Committee may, in its sole discretion, elect to cause the entire remaining Vested Interest in the balance of such Member's Accounts to be paid in a single lump sum payment.

            (b) If a Member incurs a Termination of Service and such Member has elected to have any portion of his Section 7.1(b) benefits and Scheduled Distributions paid in a form and at a time other than a single lump sum payment made as soon as administratively practicable after Termination of Service, then:

                 (i) With respect to such benefit payments, such Member or, in the event of such Member's death, his designated beneficiary, may elect at any time, by following the election procedure prescribed by the Committee, to receive the Vested Interest in the remaining balance in his Accounts (reduced by the 10% penalty described in the following sentence) in a single lump sum payment as soon as administratively feasible after the date such Member or his designated beneficiary delivers to the Committee the form prescribed by the Committee requesting such distribution. Upon such a request, the Vested Interest in the aggregate balance in such Member's Accounts as of the date of the requested distribution shall be reduced by 10% and such amount shall be forfeited to the Employer; and

                 (ii) In the event that the Committee, upon written petition of such Member or, in the event of such Member's death, his designated beneficiary, determines in its sole discretion that such Member, or his designated beneficiary, has suffered an


                                     VII-3

      Unforeseeable Financial Emergency, such Member or his designated beneficiary shall be entitled to an emergency benefit in an amount and under conditions similar to those described in Section 6.2.

      7.7 PAYMENT OF BENEFITS. To the extent the Trust Fund has sufficient assets, the Trustee shall pay benefits to Members or their beneficiaries, except to the extent the Employer pays the benefits directly and provides adequate evidence of such payment to the Trustee. To the extent the Trustee does not or cannot pay benefits out of the Trust Fund, the benefits shall be paid by the Employer. Any benefit payments made to a Member or for his benefit pursuant to any provision of the Plan shall be debited to such Member's Accounts. All benefit payments pursuant to any provision of the Plan shall be made in cash to the fullest extent practicable.

      7.8 UNCLAIMED BENEFITS. In the case of a benefit payable on behalf of a Member, if the Committee is unable to locate the Member or beneficiary to whom such benefit is payable, upon the Committee's determination thereof, such benefit shall be forfeited to the Employer. Notwithstanding the foregoing, if subsequent to any such forfeiture the Member or beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit (without any adjustment for earnings or loss after the time of such forfeiture) shall be restored to the Plan by the Employer and paid in accordance with the Plan.


















                                     VII-4

                                      VIII.

                           ADMINISTRATION OF THE PLAN

      8.1 THE COMMITTEE. The general administration of the Plan shall be vested in the Committee.

      8.2 SELF-INTEREST OF MEMBERS. No member of the Committee shall have any right to vote or decide upon any matter relating solely to himself under the Plan or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved. In any case in which a Committee member is so disqualified to act and the remaining members cannot agree, the Company shall appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which he is disqualified.

      8.3 COMMITTEE POWERS AND DUTIES. The Committee shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, and authority:

            (a) To make rules, regulations, and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Committee;

            (b) To construe in its discretion all terms, provisions, conditions, and limitations of the Plan;

            (c) To correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;

            (d) To employ and compensate such accountants, attorneys, investment advisors, and other agents, employees, and independent contractors as the Committee may deem necessary or advisable for the proper and efficient administration of the Plan;

            (e) To determine in its discretion all questions relating to eligibility;

            (f) To determine whether and when a Member has incurred a Termination of Service, and the reason for such termination;

            (g) To make a determination in its discretion as to the right of any person to a benefit under the Plan and to prescribe procedures to be followed by distributees in obtaining benefits hereunder;

            (h) To receive and review reports from the Trustee as to the financial condition of the Trust Fund, including its receipts and disbursements; and


                                     VIII-1

            (i) To establish or designate Funds as investment options as provided in Article IV.

      8.4 CLAIMS REVIEW. In any case in which a claim for Plan benefits of a Member or beneficiary is denied or modified, the Committee shall furnish written notice to the claimant within 90 days after receipt of such claim for Plan benefits (or within 180 days if additional information requested by the Committee necessitates an extension of the 90-day period), which notice shall:

            (a) State the specific reason or reasons for the denial or modification;

            (b) Provide specific reference to pertinent Plan provisions on which the denial or modification is based;

            (c) Provide a description of any additional material or information necessary for the Member, his beneficiary, or representative to perfect the claim and an explanation of why such material or information is necessary; and

            (d)  Explain the Plan's claim review procedure as contained herein.

In the event a claim for Plan benefits is denied or modified, if the Member, his beneficiary, or a representative of such Member or beneficiary desires to have such denial or modification reviewed, he must, within 60 days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. In connection with such request, the Member, his beneficiary, or the representative of such Member or beneficiary may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within 60 days following such request for review the Committee shall, after providing a full and fair review, render its final decision in writing to the Member, his beneficiary or the representative of such Member or beneficiary stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such 60-day period, the Committee's decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Member, beneficiary, or the representative of such Member or beneficiary prior to the commencement of the extension period.

      8.5 EMPLOYER TO SUPPLY INFORMATION. The Employer shall supply full and timely information to the Committee, including, but not limited to, information relating to each Member's Compensation, age, retirement, death, or other cause of Termination of Service and such other pertinent facts as the Committee may require. The Employer shall advise the Trustee of such of the foregoing facts as are deemed necessary for the Trustee to carry out the Trustee's duties under the Plan and the Trust Agreement. When making a determination in connection with the Plan, the Committee shall be entitled to rely upon the aforesaid information furnished by the Employer.


                                     VIII-2

      8.6 INDEMNITY. To the extent permitted by applicable law, the Company shall indemnify and save harmless each member of the Committee and the Compensation Committee against any and all expenses, liabilities and claims (including legal fees incurred to defend against such liabilities and claims) arising out of their discharge in good faith of responsibilities under or incident to the Plan. Expenses and liabilities arising out of willful misconduct shall not be covered under this indemnity. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, as such indemnities are permitted under applicable law.

      8.7 CHANGE IN CONTROL. Notwithstanding any provision in the Plan to the contrary, upon the occurrence of a Change in Control, the Committee's powers and duties under the Plan shall cease to the extent, if any, such powers and duties are vested in the Trustee under the terms of the Trust Agreement.






















                                     VIII-3

                                       IX.

                             ADMINISTRATION OF FUNDS

      9.1 PAYMENT OF EXPENSES. All expenses incident to the administration of the Plan and Trust, including but not limited to, legal, accounting, Trustee fees, and expenses of the Committee, may be paid by the Employer and, if not paid by the Employer, shall be paid by the Trustee from the Trust Fund.

      9.2 TRUST FUND PROPERTY. All income, profits, recoveries, contributions, forfeitures and any and all moneys, securities and properties of any kind at any time received or held by the Trustee shall be held for investment purposes as a commingled Trust Fund pursuant to the terms of the Trust Agreement. The Committee shall maintain one or more Accounts in the name of each Member, but the maintenance of an Account designated as the Account of a Member shall not mean that such Member shall have a greater or lesser interest than that due him by operation of the Plan and shall not be considered as segregating any funds or property from any other funds or property contained in the commingled fund. No Member shall have any title to any specific asset in the Trust Fund.

      9.3 CONTRIBUTIONS TO THE TRUST FUND. As soon as administratively practicable after each date upon which an amount is credited to a Member's Account pursuant to Sections 3.1 and/or 3.2, the Employer shall contribute an equivalent amount to the Trust Fund.

      9.4 INVESTMENT OF THE TRUST FUND. The Committee shall have the right, power, authority, and duty to instruct the Trustee as to the management, investment, and reinvestment of the Trust Fund.

                                       X.

                               NATURE OF THE PLAN

      The Employer intends and desires by the adoption of the Plan to recognize the value to the Employer of the past and present services of employees covered by the Plan and to encourage and assure their continued service with the Employer by making more adequate provision for their future retirement security. The establishment of the Plan is made necessary by certain benefit limitations which are imposed on the Savings Plan and other qualified retirement plans by the Employee Retirement Income Security Act of 1974 and by the Code. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Employer. Plan benefits herein provided are a contractual obligation of the Employer which shall be paid out of the Trust Fund or out of the Employer's general assets. Subject to the terms hereof and of the Trust Agreement, the Employer shall transfer money or other property to the Trustee to provide Plan benefits hereunder, and the Trustee shall pay Plan benefits to Members and their beneficiaries out of the Trust Fund.

      The Employer has established the Trust and entered into the Trust Agreement. The Employer shall remain the owner of all assets in the Trust Fund and the assets shall be subject to the claims of the Employer's creditors if the Employer ever becomes insolvent. For purposes hereof, the Employer shall be considered "insolvent" if (a) the Employer is unable to pay its debts as such debts become due, (b) the Employer is subject to a pending proceeding as a debtor under the United Sates Bankruptcy Code (or any successor federal statute) or other proceedings intended to liquidate or rehabilitate the Employer's estate, or (c) the Employer is subject to regulation by federal or state regulators and such regulators have determined that the Employer is insolvent or should be placed in insolvency or similar proceedings. The chief executive officer of the Employer and its board of directors shall have the duty to inform the Trustee in writing if the Employer becomes insolvent. Such notice given under the preceding sentence by any party shall satisfy all of the parties' duty to give notice. When so informed, the Trustee shall suspend payments to the Members and hold the assets for the benefit of the Employer's general creditors. If the Trustee receives a written allegation that the Employer is insolvent, the Trustee shall suspend payments to the Members and hold the Trust Fund for the benefit of the Employer's general creditors, and shall determine in the manner specified in the Trust Agreement whether the Employer is insolvent. If the Trustee determines that the Employer is not insolvent, the Trustee shall resume payments to the Members. No Member or beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust Fund, and, upon commencement of participation in the Plan, each Member shall have agreed to waive his priority credit position, if any, under applicable state law with respect to the assets of the Trust Fund.

                                       XI.

                                  MISCELLANEOUS

      11.1 NOT CONTRACT OF EMPLOYMENT. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to (a) give any person the right to be retained in the employ of the Employer, (b) restrict the right of the Employer to discharge any person at any time, (c) give the Employer the right to require any person to remain in the employ of the Employer, or (d) restrict any person's right to terminate his employment at any time.

      11.2 ALIENATION OF INTEREST FORBIDDEN. The interest of a Member or his beneficiary or beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings.

      11.3 WITHHOLDING. All Compensation deferrals and Employer Deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Employer under any applicable local, state or federal law.

      11.4 AMENDMENT AND TERMINATION. The Compensation Committee may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment may be made that would impair the rights of a Member with respect to amounts already allocated to his Accounts. The Compensation Committee may terminate the Plan at any time. In the event that the Plan is terminated, the Vested Interest in the balance in a Member's Accounts shall be paid to such Member or his designated beneficiary in the manner specified by the Committee, which may include the payment of a single lump sum payment in full satisfaction of all of such Member's or beneficiary's benefits hereunder. Notwithstanding the foregoing, upon the occurrence of a Change in Control, the Plan may not be amended or terminated in any manner that changes a Member's elections as to time of payment and form of payment of benefits.

      11.5 SEVERABILITY. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

      11.6 GUARANTY. Notwithstanding any provisions of the Plan to the contrary, in the event any Affiliate that adopts the Plan pursuant to Section
2.3 hereof fails to make payment of the benefits due under the Plan on behalf of its Members, whether directly or through the Trust, the Company shall be liable for and shall make payment of such benefits due as a guarantor of such entity's obligations hereunder. The guaranty obligations provided herein shall be satisfied directly and not through the Trust.

      11.7 GOVERNING LAWS. ALL PROVISIONS OF THE PLAN SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF TEXAS EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW.

      EXECUTED this 28th day of November, 2001.


                              DYNEGY INC.




                              By:   /s/ Jane D. Jones
                                    --------------------------------------------
                                    Name:  Jane D. Jones
                                           -------------------------------------
                                    Title: Vice President - Rewards & Technology
                                           -------------------------------------
























                                     (iii)